[LETTERHEAD OF RITA MEDICAL SYSTEMS, INC.]

NEWS RELEASE for May 15, 2003 at 5:30 PM EDT

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Matt Clawson (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	650-314-3400
	949-474-4300	dstewart@ritamed.com
matt@allencaron.com
len@allencaron.com

RITA MEDICAL SYSTEMS CHANGES ACCOUNTING TREATMENT OF SETTLEMENT,

CORRECTING PREVIOUSLY ANNOUNCED NET LOSS; FILES REPORT ON FORM 10-Q

MOUNTAIN VIEW, CA (May 15, 2003) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced a correction to its April 29, 2003 first quarter financial results news release. The Company has determined, upon discussion with its independent auditors, that the $2.65 million paid by the company to settle the litigation with Boston Scientific Corporation must be capitalized and amortized over the lives of the licenses received in that settlement instead of taken as an expense in the first quarter. As a result, the Company’s net loss for the first quarter of 2003 has been decreased to $2.9 million, or a loss per share of $0.17. The Company’s Report on Form 10-Q filed today reflects this correction.

In the April 29, 2003 news release, the Company reported that the net loss for the first quarter of 2003 was $5.6 million, or a loss per share of $0.32, and stated that the $2.65 million paid in connection with the settlement of patent disputes with Boston Scientific Corporation was being expensed as a legal settlement charge in operating expenses.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s plans to extend its technology to applications beyond the liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

RITA and StarBurst are trademarks of RITA Medical Systems, Inc.

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